Exhibit 99.1

Solaris Announces Transition Plan for Chief Operating Officer Role

HOUSTON, October 3, 2024 (BUSINESS WIRE) – Solaris Energy Infrastructure, Inc. (NYSE:SEI) (“Solaris” or the “Company”) today announced that Kelly Price, Chief Operating Officer (COO), will be retiring from the Company, effective December 31, 2024. Mr. Price has served as Solaris’ COO since early 2017 and will continue to support the Company during the transition period to ensure a smooth handover of responsibilities. Upon retirement, Mr. Price will serve as an advisor to the Company throughout 2025.

“On behalf of our Board of Directors and the Company, I want to express my deepest appreciation for Kelly and his contributions to Solaris. Kelly has been an integral part of the SEI executive team since joining us in 2017 prior to our Initial Public Offering. Kelly’s leadership in driving operational efficiency and delivering strategic organic initiatives has contributed to the overall growth and success of the Company. I wish Kelly all the best in his well-deserved retirement,” Bill Zartler, Chairman and Chief Executive Officer of SEI commented.

In connection with Mr. Price’s retirement, the Company will commence a search for a successor to the COO role and expects to consider both internal and external candidates.

About Solaris Energy Infrastructure, Inc.

Solaris Energy Infrastructure, Inc. (NYSE:SEI) (f/k/a Solaris Oilfield Infrastructure, Inc. (NYSE:SOI)) provides mobile and scalable equipment-based solutions for use in distributed power generation as well as the management of raw materials used in the completion of oil and natural gas wells. Headquartered in Houston, Texas, Solaris serves multiple U.S. end markets, including energy, data centers, and other commercial and industrial sectors. For more details, visit solaris-energy.com.

Contact:

Yvonne Fletcher

Senior Vice President, Finance and Investor Relations

(281) 501-3070

IR@solaris-energy.com

Solaris Energy Infrastructure, Inc.